THIRD RESTATED EMPLOYMENT AGREEMENT

         THIS THIRD RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between Agri-Nutrition Group Limited, a Delaware corporation having its principal place of business in Maryland Heights, Missouri (hereinafter the "Company"), and W. M. Jones, Jr., a resident of Tiger, Georgia (hereinafter the "Employee"), as of the 1st day of November 1996.

                            R E C I T A L S

         WHEREAS, Employee is employed by the Company under the terms of the Second Restated Employment Agreement dated as of the 1st day of November 1995 by and between the Company and Employee; and

         WHEREAS, the Company and Employee desire to restate the terms of Employee's employment agreement in order to reflect Employee's resignation as President and Chief Executive Officer and appointment as Vice President - Development of the Company;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

         1. Term of Employment. Subject to the provisions of Section 9 below, Employee shall be employed by the Company as Vice President - Development of the Company through October 31, 1999.

         2.       Position.

                  (a) Employee shall be employed by the Company to serve as Vice President Development of the Company. In carrying out his responsibilities, Employee shall have such authority or limitations on such authority as is provided in the By-Laws of the Company, as is customary under Delaware law, and as may be established by the Board of Directors of the Company from time to time.

                  (b) During the term of his employment hereunder, Employee shall devote that portion of his business time as the parties determine in good faith is required in order for Employee to fulfill his responsibilities as Vice President - Development of the Company. Employee shall use his best efforts with respect to the performance of services hereunder and shall not engage in any other business, profession, or occupation for compensation or otherwise that would conflict with the rendition of such services without the prior written consent of the Board of Directors.

         3.       Salary.

                  The Company shall pay Employee an annual salary of $10,000 during the term of this Agreement, $3,000 of which shall be payable in cash and $7,000 of which shall be

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payable in shares of the Company's common stock. Employee's entire salary for a given year ending October 31 shall be paid on or before January 31 of such year. (For example, Employee's salary for the year ending October 31, 1997 shall be paid on or before January 31, 1997.) The stock portion of Employee's salary shall be valued based upon the closing price of the Company's common stock on the NASDAQ National Market on the date of grant.

         4.       Bonuses.

                  (a) Employee shall be entitled to a bonus of $190,751 in the event that the Company consummates the acquisition of Anthony Products Company prior to October 31, 1997. Employee shall be paid fifty percent of such bonus in cash. The remaining fifty percent shall be paid with a combination of the Company's common stock plus cash required to satisfy related tax withholding. For purposes of determining the number of shares of stock to be granted pursuant to this Subsection 4(a), such stock shall be valued at $1.5625 per share. Any payment pursuant to this Subsection 4(a) shall be made within 30 days following the consummation of such acquisition.

                  (b) Employee shall be entitled to a cash bonus of $150,000 payable on January 31, 1997.

                  (c) Any shares of stock issued pursuant to this Section 4 shall be subject to the lock-up agreement by and between Employee and the Company dated October 12, 1995 (and any amendments thereto) prohibiting Employee from selling, transferring or otherwise disposing of, more than five percent of the aggregate number of shares of the Company's stock owned by Employee in any quarter through January 1, 1998.

     5. Reimbursement of Expenses. The Company, in accordance with the rules and regulations which it may establish from time to time, shall reimburse Employee for reasonable and necessary business expenses incurred in the performance of his duties on behalf of the Company or its subsidiaries.

         6. Initial Award of Stock Options. As an additional inducement to the Employee to accept employment with the Company and in order to provide additional incentive in the form of the opportunity for an ownership position in the Company, the Company previously granted to Employee options to purchase 558,000 shares of stock of the Company at a price of $.81 per share, exercisable immediately. If Employee's employment under this Agreement is terminated prior to exercise of the options provided for herein, Employee shall have three months following such termination to exercise such options.

         The Company agrees to register, at its expense, under the Securities Act of 1933, as amended, the shares of stock underlying such options at the request of the Employee so as to permit the Employee to sell such shares publicly from time to time thereafter through the remaining term of this Agreement.


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         7. Confidentiality. Employee will not at any time (whether during or after his employment with the Company or its subsidiaries) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information that is not unique to the Company or that is generally known to the industry or the public other than as a result of Employee's breach of this covenant. All files and records relating to the Company compiled by the Employee shall be the property of the Company and shall be returned to the Company upon termination of Employment.

         8.       Non-Competition; Restrictive Covenant.

                  (a) Restrictions. Employee recognizes and understands that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence pursuant to which he will develop and acquire experience and knowledge with respect to the Company's business. Employee further understands and agrees that the Company conducts its business within a specialized market that is highly competitive and that it would be detrimental to the Company if the Employee used his knowledge gained with the Company or information obtained during his employment to compete, directly or indirectly, with the Company. Therefore, during the term of this Agreement and for a period of one year following expiration of this Agreement according to its terms or the termination of employment, Employee shall not as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of the Company or its subsidiaries within the United States or within any country where the Company's products are sold.

                  (b) Remedies. Further, it is expressly understood and agreed that, although Employee and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.





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         9.       Termination of Employment.

                  In the event of termination of Employee's employment hereunder for any reason by Employee or the Company, Employee shall be entitled to retain all salary payments pursuant to Section 3 hereof made prior to such termination (including any payments relating to services to be performed after such termination), but shall not be entitled to receive any additional salary payments (including any payments related to services performed prior to such termination). Such termination shall not extinguish Employee's right to receive
(i) bonus payments to which he would otherwise be entitled pursuant to Section 4 hereof or (ii) reimbursement to which he is entitled as of the date of termination pursuant to Section 5 hereof. Any purported termination of employment by the Company or by Employee shall be communicated by written notice of termination to the other party hereto in accordance with Subsection 10(g) hereof.

         10.      Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  (b) Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the employment of Employee by the Company and/or its subsidiaries. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) No Waiver. The failure of either party to insist, in one or more instances, upon the performance of any of the terms, covenants, agreements or conditions of this Agreement, or to exercise any rights hereunder shall not be construed as a waiver or relinquishment of such party's right to insist upon the future performance of such term, covenant, agreement or condition, or the future exercise of any such right and the obligations of the other party with respect to such future performance shall continue in full force and effect.

                  (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

                  (e) Assignment. This Agreement shall not be assignable by Employee.

                  (f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.


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                  (g) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when mailed by the United States registered mail, return receipt required, postage prepaid, addressed to the respective addressees set forth on the execution page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  (h) Survival. Except as otherwise expressly provided in Sections 6, 7, 8, and 9, all of the agreements and obligations of the parties hereto contained herein or in other writing delivered pursuant hereto or in connection herewith shall terminate and expire, and shall cease to be of any force and effect, on the date the Employee ceases employment with the Company, and any and all liability of the parties hereto with respect to such agreements and obligations shall thereupon be extinguished.

                  (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In addition, facsimile transmission copies of the executed signature page of this Agreement shall have the same effect as a signed original.

                  (j) Incorporation of Recitals. The recitals set forth in the preliminary portion of this Agreement are hereby incorporated in and made an integral part hereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                         AGRI-NUTRITION GROUP LIMITED 13801
                         Riverport Drive, Suite 111 Maryland
                         Heights, Missouri 63043

                         By:
                                  Bruce G. Baker
                                  President and Chief Executive Officer

                                W. M. JONES, JR.
                               Saga Mountain Road
                                   P.O. Box 90
                              Tiger, Georgia 30576